Exhibit 23.1

Deloitte & Touche LLP 330 Rush Alley Suite 800 Columbus, OH 43215-3932 USA Tel: 614 221 1000 Fax: 614 229 4647 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2025, relating to the financial statements of The Wendy’s Company and subsidiaries, and the effectiveness of The Wendy’s Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Wendy’s Company for the year ended December 29, 2024.

/s/ Deloitte & Touche LLP

Columbus, Ohio

December 19, 2025